Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-182194

March 12, 2015

Pricing Term Sheet

March 12, 2015

Discovery Communications, LLC

€600,000,000 1.90% Senior Notes due 2027

Issuer:	Discovery Communications, LLC
Guarantor:	Discovery Communications, Inc.
Principal Amount:	€600,000,000
Security Type / Format:	Senior Notes / SEC registered
Maturity Date:	March 19, 2027
Coupon:	1.90%
Price to Public:	99.787%
Yield to Maturity:	1.920%
Benchmark Security:	DBR 0.5% due Feb-2025
Spread to Benchmark Security:	+168.6 bps
Benchmark Security Spot and Yield:	102.610 / 0.234%
Spread to Mid-Swap:	+120 bps
Mid-Swap Yield:	0.720%
Net Proceeds to Issuer (after underwriting discount, but before expenses):	€595,122,000
Use of Proceeds:	Discovery Communications, LLC intends to use the net proceeds of the offering to repay a portion of its 3.700% Senior Notes due 2015 and for general corporate purposes, including the acquisition of other companies or businesses, repayment and refinancing of other debt, working capital, capital expenditures and the repurchase by Discovery Communications, Inc. of its capital stock.
Interest Payment Date:	March 19 of each year, beginning March 19, 2016
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Make-Whole Call:	Prior to December 19, 2026 the Senior Notes will be redeemable in whole or in part, at the option of Discovery Communication LLC at any time and from time to time, at a “make-whole premium” redemption price equal to the greater of: (i) 100% of the principal amount of the Senior Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate (as defined in the prospectus supplement) plus 30 basis points, plus accrued interest on the principal amount being redeemed to the date of redemption.

Par Call:	On and after December 19, 2026, plus accrued and unpaid interest, if any
Change of Control Offer to Purchase:	If a Change of Control Triggering Event (as defined in the prospectus supplement) occurs, unless Discovery Communications LLC has exercised its right to redeem the Senior Notes, Discovery Communications LLC must offer to repurchase the Senior Notes at a redemption price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase.
Trade Date:	March 12, 2015
Settlement Date:	March 19, 2015 (T+5)
Listing:	Discovery Communications LLC intends to apply to list the Senior Notes on the Global Exchange Market of the Irish Stock Exchange
Denominations:	€100,000 x €1,000
ISIN / Common Code:	XS1117298247 / 111729824
Ratings*:	Baa2 (stable) Moody’s Investors Service, Inc.

BBB (stable) Standard & Poor’s Rating Services

BBB (stable) Fitch Ratings Ltd.

Joint Bookrunners:	J.P. Morgan Securities plc

Credit Suisse Securities (Europe) Limited

Merrill Lynch International

BNP Paribas

Citigroup Global Markets Limited

Crédit Agricole Corporate and Investment Bank

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities plc by telephone collect at +44-207-134-2468 or Credit Suisse Securities (Europe) Limited at +1-800-221-1037.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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